Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX CANADA ANNOUNCES A DEFINITIVE AGREEMENT TO ACQUIRE

THE ASSETS OF REDMOND GROUP OF COMPANIES

Acquisition strengthens the company’s focus on consumer electronics distribution

TORONTO, ON – March 27, 2007 – SYNNEX Canada Limited, a subsidiary of SYNNEX Corporation (NYSE: SNX), announced today it has signed a definitive agreement to acquire substantially all of the assets of Redmond Group of Companies (“RGC”), including AVS Technologies, an independent distributor of consumer electronics.

“The acquisition of RGC will allow SYNNEX Canada to rapidly accelerate its consumer electronics distribution focus,” said Robert Huang, President and Chief Executive Officer of SYNNEX Corporation. “We see consumer electronics as a growth area for SYNNEX and we expect this transaction to enable new opportunities throughout North America for our consumer electronics distribution business. Post restructuring and integration of RGC, we expect this transaction will be accretive to our earnings and capital return metrics.”

“This acquisition expands our depth and breadth in the consumer electronics industry and provides SYNNEX Canada access to additional customers and product lines, including such popular lines like Sandisk, Uniden, Cobra, Citizen and Electrohome,” said Jim Estill, Chief Executive Officer of SYNNEX Canada Limited. “We expect the integration of the two organizations to be an efficient transition and we look forward to the employees of RGC joining the SYNNEX family.”

Total consideration for the purchased net assets is approximately CDN $45 million, including approximately CDN $10 million of debt assumption. In the twelve months ended September 30, 2006, RGC revenues were approximately CDN $300 million. SYNNEX does not expect to retain the entire revenue run rate of RGC after the close of the acquisition. The transaction, which is subject to normal regulatory and other approvals, is expected to close on or about April 30, 2007. Once the acquisition is complete, RGC will operate under the SYNNEX Canada name.

About SYNNEX Canada Limited

SYNNEX Canada Limited, a subsidiary of SYNNEX Corporation (NYSE: SNX), is a leading distributor of technology products to resellers and system builders across Canada. Committed to driving growth and profitability for its resellers and vendor partners, SYNNEX Canada offers great product selection at competitive prices and supports customers with dedicated sales resources, unique financial services, expert technical support, progressive e-business tools and fast and accurate delivery with warehouses in key cities. For more information, visit http://www.synnex.ca

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services, business process outsourcing and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

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Statements in this release that are forward looking, such as expectations of the acceleration of our consumer electronics focus, new opportunities in the consumer electronics distribution business, accretive nature of the acquisition, efficient integration of the acquisition, retention of the revenue run rate and closing of the acquisition, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward looking statements contained in this release.

Copyright 2007 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation